EXHIBIT 99.1

Aastrom Biosciences Reports Third-Quarter and Nine-Month 2012 Financial Results

Conference Call Today at 4:30 PM Eastern Time

ANN ARBOR, Mich., Nov. 8, 2012 (GLOBE NEWSWIRE) -- Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe chronic cardiovascular diseases, today reported operating results for the quarter and nine months ended September 30, 2012.

Aastrom reported a net loss attributable to common shareholders for the quarter and nine months ended September 30, 2012 of $7.3 million, or $0.17 per share, and $25.6 million, or $0.63 per share, respectively, compared to $1.9 million, or $0.05 per share, and $16.9 million, or $0.44 per share, for the same periods a year ago. The increase in net loss for both periods is primarily due to the non-cash change in the fair value of warrants, the non-cash accretion of our convertible preferred stock and increases in research and development expenses.

Research and development expenses for the quarter and nine months ended September 30, 2012 were $6.1 million and $20.0 million, respectively, versus $5.8 million and $15.4 million for the same periods a year ago. The increase in research and development expenses for both periods was primarily attributable to the Phase 3 REVIVE clinical program for ixmyelocel-T in critical limb ischemia (CLI) and the Phase 2b ixCELL-DCM program in dilated cardiomyopathy (DCM), which included clinical site activation, ramp-up of patient enrollment and increased employee costs.

General and administrative expenses for the quarter and nine months ended September 30, 2012 were $2.1 million and $6.1 million, respectively, compared to $1.7 million and $5.8 million for the same periods a year ago. The increase in general and administrative expenses for both periods was primarily attributable to increases in non-cash stock-based compensation, legal and consulting expenses.

Other income (expense) for the quarter and nine months ended September 30, 2012 was $2.3 million and $3.3 million, respectively, compared to $5.5 million and $4.3 million for the same periods a year ago. These fluctuations were due to non-cash changes in the fair value of the company's outstanding warrants.

As of September 30, 2012, the company had $21.1 million in cash and cash equivalents, compared to $5.5 million in cash and cash equivalents at December 31, 2011. For the quarter and nine months ended September 30, 2012, cash used for operations was $7.7 million and $22.2 million, respectively.

Recent Business Highlights

During and since the third quarter of 2012, we have:

  Opened patient enrollment for the Phase 2b ixCELL-DCM clinical study of ixmyelocel-T in patients with ischemic dilated cardiomyopathy;
  Accelerated patient enrollment and continued to increase the number of clinical investigators and sites in the Phase 3 REVIVE-CLI clinical study of ixmyelocel-T in patients with critical limb ischemia;
  Completed the exchange of nearly ten million warrants that were issued in December 2010 for approximately 4.8 million shares of common stock, thereby reducing the company's total number of fully diluted shares outstanding and the potential for further dilution;
  Appointed Dan Orlando as chief commercial officer;
  Named Robert L. Zerbe, M.D., chairman of the board;
  Announced the retirement of Tim Mayleben as the company's president and chief executive officer upon the appointment of his successor; and
  Appointed Joyce L. Frey-Vasconcells, Ph.D., to the company's scientific advisory board.

Tim Mayleben, president and chief executive officer of Aastrom, stated, "We have made significant progress in recent months in several key areas as we plan for regulatory review and commercialization for ixmyelocel-T. We are actively recruiting and enrolling patients in our DCM and CLI clinical programs, working in close collaboration with our clinical sites. We are also taking the steps necessary to build our commercial capabilities and to have in place the leadership and expertise we will need to move Aastrom through the next levels of clinical, regulatory and commercial success in the months and years ahead."

Conference Call Information

Aastrom's management will host a conference call to discuss these results at 4:30 p.m. (EST) today.  Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173 and reference Aastrom Biosciences third quarter investor conference call or conference ID 43908162.  For those that are unable to participate during the live call, the webcast will be available at http://investors.aastrom.com/events.cfm until November 8, 2013. A replay of the call will also be available until November 12, 2012 by calling (855) 859-2056, or from outside the U.S. at (404) 537-3406, using conference ID 43908162.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company's proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient's own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 3 clinical program to study patients with critical limb ischemia and a planned Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom's website at www.aastrom.com. For more information on the pivotal REVIVE Phase 3 clinical trial, please visit the trial website at www.revivecli.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management's current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

AASTROM BIOSCIENCES, INC.
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,		September 30,
	2011		2012
ASSETS
Cash and cash equivalents	$5,530		$21,089
Other current assets	645		373
Property and equipment, net	1,564		1,246
Total assets	$7,739		$22,708

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Warrant liabilities	$16,625		$2,954
Other current liabilities	4,045		4,026
Long-term debt	40		9
Series B-1 non-voting convertible preferred stock	--		2,668
Series B-2 voting convertible preferred stock	--		37,690
Shareholders' deficit	(12,971)		(24,639)
Total liabilities, convertible preferred stock and shareholders' deficit	$7,739		$22,708

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2011	2012		2011	2012

REVENUES	$9	$ --		$18	$2

COSTS AND EXPENSES
Cost of product sales and rentals	2	--		4	2
Research and development	5,750	6,147		15,426	20,012
Selling, general and administrative	1,696	2,138		5,794	6,131
Total costs and expenses	7,448	8,285		21,224	26,145

LOSS FROM OPERATIONS	(7,439)	(8,285)		(21,206)	(26,143)

OTHER INCOME (EXPENSE)
Decrease in fair value of warrants	5,496	2,241		4,286	3,289
Other income, net	9	10		41	30
Total other income	5,505	2,251		4,327	3,319

NET LOSS	(1,934)	(6,034)		(16,879)	(22,824)

ACCRETION OF CONVERTIBLE PREFERRED STOCK	--	1,218		--	2,738

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$ (1,934)	$ (7,252)		$ (16,879)	$ (25,562)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS (Basic and Diluted)	$ (0.05)	$ (0.17)		$ (0.44)	$ (0.63)

Weighted average number of common shares outstanding (Basic and Diluted)	38,632	43,336		38,624	40,331
CONTACT: Media contact
         Andrea Coan
         Berry & Company
         acoan@berrypr.com
         (212) 253-8881

         Investor contact
         Chad Rubin
         The Trout Group
         crubin@troutgroup.com
         (646) 378-2947